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NEWS RELEASE                    TRW Inc.                              [TRW LOGO]
                                1900 Richmond Road
                                Cleveland, Ohio 44124

                                                                   Exhibit (a)15
--------------------------------------------------------------------------------
For Immediate Release           Contacts
                                TRW             Jay A. McCaffrey (Cleveland)
                                                216.291.7179(Media)

                                                Larry Edelman (Cleveland)
                                                216.291.7506

                                JP Morgan       Sarah Nash (New York)
                                                212.483.2323


TRW EXTENDS CASH TENDER OFFER
FOR LUCASVARITY PLC UNTIL MARCH 25, 1999

CLEVELAND, March 9, 1999 - TRW Inc. (NYSE: TRW) announced today an extension of the acceptance period for the recommended cash offer for LucasVarity plc by TRW Automotive UK (NYSE: LVA, LSE: LVA) to 5 p.m. New York City time (10 p.m. London time) on Thursday, March 25, 1999. The initial offer period would otherwise have expired today.

By 5 p.m. New York time on March 8, 1999, TRW had received valid acceptances of the offer or had acquired through open market purchase 630,727,402 LucasVarity shares, representing 44.8 percent of LucasVarity's issued share capital.

Valid acceptances of the offer had been received in respect of 526,655,261 LucasVarity shares, representing 37.41 percent of LucasVarity's issued share capital. This includes acceptances in respect of 1,852,100 LucasVarity shares, representing 0.13 percent of LucasVarity's issued share capital, held by Directors of LucasVarity who had entered into irrevocable undertakings prior to the commencement of the offer period to accept the offer.

In addition, TRW Automotive UK has acquired 104,072,141 LucasVarity shares, representing in the aggregate 7.39 percent of LucasVarity's issued share capital, through open-market purchases since the commencement of the offer period. Prior to the commencement of the offer, 10,088 LucasVarity shares were held by J.P. Morgan Securities Limited, which is deemed to be acting in concert with TRW.

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TRW/2


Save as disclosed above, neither TRW, nor any person acting in concert with TRW, held any LucasVarity shares prior to the commencement of the offer period, nor has any such person, since the commencement of the offer period, acquired, or agreed to acquire, any LucasVarity shares.

TRW earlier reported that the waiting period under the U.S. Hart-Scott Rodino Act expired on February 13, 1999. The waiting period under the European Merger Regulation is not expected to expire until 12 midnight Brussels time on Thursday, March 11, 1999. In addition to expiration of that period, the offer is subject to various conditions, including valid acceptances having been received in respect of 90 percent (or such lower percentage, but at least over 50 percent, as TRW may decide) in nominal value of the LucasVarity securities to which the offer relates.

TRW may declare the offer unconditional in all respects at any time if all applicable conditions have been satisfied, fulfilled or, to the extent permitted, waived. In the event that the offer becomes or is declared wholly unconditional, it will be held open for acceptance for not less than 14 calendar days from the date on which it is so declared. TRW also reserves the right to extend the offer further beyond the March 25, 1999 closing date, but is not obliged to do so unless the offer is then unconditional.

The offer is not being made, directly or indirectly, in or into, Canada, Australia or Japan. Accordingly, neither copies of this announcement nor any related offering documents are to be mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

TRW, with sales of approximately $12 billion in 1998, provides advanced technology products and services for the automotive, space and defense, and information technology markets. The company's news releases are available through TRW's corporate Web site (http://www.trw.com/).


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TRW/3

LucasVarity plc is a U.K. company with shares traded in London and, in the form of ADRs, on the New York Stock Exchange. The company has $6.8 billion of sales, $5.6 billion of which are derived from the automotive industry and $1.2 billion from aerospace.

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Inquiries should be forwarded to:


U.K. Receiving Agent:                 Computershare Services PLC
                                      44 (0) 117 305 1001
U.S. Depositary:                      Morgan Guaranty Trust Company of New York
                                      800.428.4237
Information Agent:                    Georgeson & Company Inc.
                                      800.223.2064